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                                  EXHIBIT 99.2


FOR IMMEDIATE RELEASE                             CONTACT:
                                                  REGAL CINEMAS, KNOXVILLE
                                                  LEWIS FRAZER III, 423/922-1123


          REGAL CINEMAS COMMENCES TENDER OFFER AND CONSENT SOLICITATION
            FOR ITS $85 MILLION 10-5/8% SENIOR SECURED NOTES DUE 2003
               (FORMERLY THE OBLIGATION OF COBB THEATRES, L.L.C.)

         KNOXVILLE, Tenn.--(BUSINESS WIRE)--August 14, 1997--Michael L. Campbell, President and Chief Executive Officer of Regal Cinemas, Inc. (Nasdaq /NM:REGL), today announced that it is conducting a Tender Offer for all its outstanding $85 million aggregate principal amount 10-5/8% Senior Secured Notes due 2003 (formerly the obligation of Cobb Theatres, L.L.C.). Concurrently with the Tender Offer, Regal is conducting a Consent Solicitation in order to effect certain changes to the Indenture relating to the Notes.

         Aggregate consideration to Noteholders that tender their Notes will be determined by reference to a fixed spread of 65 basis points over the yield to maturity of the United States Treasury 7-1/8% Notes due February 29, 2000 [of which an amount equal to 1% of the principal amount of each Note purchased shall constitute a consent payment that will only be paid for Notes tendered at or prior to the later to occur of (i) the time and date that a supplemental indenture related to the proposed amendments to the Indenture has been executed by the Company and the trustee and (ii) 5:00 p.m., New York City time, on August 28, 1997, unless extended (the "Consent Date")], plus accrued and unpaid interest to the payment date. The Consent Solicitation and Tender Offer will expire at 5:00 p.m., New York City time, September 15, 1997. Tenders of Notes may be withdrawn at any time at or prior to the Consent Date. The aggregate consideration will be paid only upon closing of the Tender Offer. The Company will recognize certain one time charges totaling approximately $9.1 million (net of tax) in its current quarter ending October 2, 1997 in connection with the purchase of the Notes (assuming all the Notes are purchased).

         The Consent Solicitation is related to certain proposed amendments to the Indenture pursuant to which the Notes were issued and is necessary to, among other things, eliminate or amend certain of the covenants and provisions contained in the Indenture. The proposed amendments require the consent of the holders of at least 66-2/3% of the aggregate principal amount of the Notes outstanding. Noteholders may not tender their Notes without consenting to the proposed amendments to the Indenture. The Tender Offer and the Consent Solicitation are conditioned upon the execution of a supplemental indenture giving effect to the proposed amendments, the Company's obtaining funds for the Tender Offer pursuant to borrowings under a credit facility and certain other customary terms and conditions as set forth in documentation which has been sent to holders of the Notes.

         Goldman, Sachs & Co. and Lehman Brothers Inc. are acting as Dealer Managers for the Tender Offer and Consent Solicitation (Call: (800) 828-3182 or
(800) 438-3242, respectively).
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Corporate Communications, Inc. is acting as Information Agent (Call collect:
(615) 254-3376, Facsimile: (615) 742-1657 or E-mail: glee@corpcomminc.com).

         Founded in November 1989, Regal Cinemas, Inc. is one of the Country's fastest growing theater chains. The company primarily shows first-run movies and has 2,082 screens in operation at 235 theater locations, ranking as the third largest theater circuit in North America.




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